Exhibit 10.1

Execution Version

PROMISSORY NOTE

Dated: October 10, 2022

FOR VALUE RECEIVED, Arisz Acquisition Corp., a Delaware corporation (the “Maker”) hereby promises to pay to Finfront Holding Company, a Cayman Islands exempted company (the “Payee”) an amount equal to the sum of all amounts that shall have been advanced (each such advance, an “Advance”) to Maker by Payee as set forth on Schedule I attached hereto, and then remains unpaid, in lawful money of the United States of America, together with (a) interest at the applicable Interest Rate (as hereinafter defined) for each Advance on the principal amount of such Advance, in the case of each such Advance for the period beginning on (and including) the date of such Advance and ending on (but excluding) the date on which such Advance is paid in full, and (b) all charges, amounts and other sums due and payable hereunder. This Note is being made by Maker to evidence Maker’s obligation to repay amounts advanced by Payee.

This Note is being issued in connection with the Agreement and Plan of Merger which was made and entered into as of January 21, 2022, by and between the Payee and the Maker, as amended from time to time

1. Maturity. All outstanding principal under this Note shall be due on October 26, 2023 (the “Maturity Date”). The Maturity Date of this Note may be extended from time to time with the written consent of the Payee.

2. Interest. Interest on the amount of each Advance shall accrue in arrears at the Interest Rate for such Advance for the period from (and including) the date of such Advance or, if later, the most recent date on which interest has been paid on such Advance, and all accrued and unpaid interest shall be due on the Maturity Date. The term “Interest Rate” shall mean, for each Advance, the sum of three and one half percent (3.5%) per annum. Interest on the unpaid principal balance of each Advance shall at all times be computed on the basis of a 365-day year for the period beginning on (and including) the date of such Advance and ending on the date on which such Advance is paid in full.

3. Payment; Event of Default. The principal amount of this Note shall be due and payable on the Maturity Date. The Maker may elect to issue a number of unregistered shares of the Maker’s common stock, valued for these purposes at $10.00 per share, the aggregate value of which shall be equal to the outstanding principal amount of this Note, to the Payee or its designee on or prior to the Maturity Date in lieu of paying all outstanding principal under this Note. For the avoidance of doubt, the Maker may not elect to make any payment in kind with respect to the mandatory prepayment under Section 7 of this Note. Notwithstanding the foregoing, the unpaid outstanding principal shall, at the option of the Payee, become due and payable without notice or demand, upon the happening of any one of the following specified events (each, an “Event of Default”): (a) the Maker shall fail to pay any principal or interest when due under Sections 1, 2 and 7; (b) the Maker shall fail to perform or observe any other material term, covenant or agreement contained herein on its part to be performed or observed; (c) the Maker shall fail to discharge and pay any material judgments entered against it; or (d) the Maker shall (i) admit in writing its inability to pay its debts generally as they become due; (ii) commence a voluntary case under Title 11 of the United States Code as from time to time in effect; (iii) file an answer or other pleading admitting or failing to deny the material allegations of a petition filed against it commencing an involuntary case under said Title 11, or seek, consent to or acquiesce in the relief therein provided, or fail to controvert timely the material allegations of any such petition; (iv) have an order for relief entered against the Maker in any involuntary case commenced under said Title 11; (v) seek relief as a debtor under any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or consent to or acquiesce in such relief; (vi) have an order entered against the Maker by a court of competent jurisdiction (A) finding it to be bankrupt or insolvent, (B) ordering or approving its liquidation, reorganization or any modification or alteration of the rights of its creditors, or (C) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of its property; or (iv) make a general assignment for the benefit of its creditors, or appoint or consent to the appointment of a receiver or other custodian for all or a substantial part of its assets.

Upon the occurrence of any one or more Events of Default, the Payee may proceed to protect and enforce its rights by suit in equity, action at law or by other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or in aid of the exercise of any power granted in this Note, or may proceed to enforce the payment of this Note, or to enforce any other legal or equitable right of the Payee. The Payee may direct the time, method and place of conducting any proceeding for any remedy available to it. In case of any Event of Default under this Note, the Maker shall pay to the Payee such amount as shall be sufficient to cover the reasonable costs and expenses of the Payee due to such Event of Default or in enforcing or collecting this Note.

4. Waiver. The Maker hereby waives presentment and demand for payment, notice of dishonor, valuation and appraisement, protest and notice of protest with respect to this Note.

5. Voluntary Prepayment. Subject to Section 7, the Maker may prepay this Note without premium or penalty, in whole or in part, at any time.

6. Application of Payments. Unless the Payee elects otherwise, all payments and prepayments on account of the indebtedness evidenced by this Note shall be applied in the following order of priority: first, to the payment of all fees, costs and expenses incurred by the Payee pursuant to this Note; second, to the payment of any accrued and unpaid interest (applied to pay interest outstanding on some or all of the outstanding Advances, as determined by the Maker); and third, to repayment of the then remaining principal balance of the indebtedness evidenced by this Note (applied to some or all of the outstanding Advances, as determined by the Maker).

7. Use of Advances; Mandatory Prepayment. The Maker undertakes to apply each Advance under this Note as follows: (a) Six Hundred Ninety Thousand Dollars ($690,000) (the “Extension Funding Amount”) which shall be used to cover the costs of up to three extensions per the Maker’s organizational documents; and (b) Fifty Thousand Dollars ($50,000) which shall be used for working capital. In the event that any of the extension costs referred in clause (a) of the preceding sentence actually incurred by the Payee are less than the Extension Funding Amount, the Maker shall, immediately, but in no event later than five (5) business days following each extension date under the Maker’s organizational documents, prepay the difference between the Extension Funding Amount and the amount of such extension costs actually incurred by the Maker, and wire such prepayment to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note. Alternatively, the parties may agree to reduce the amount of an upcoming Advance in a manner consistent with this Section 7.

8. Advances. Payee is hereby authorized to record on Schedule I hereto (a) the date of each Advance and/or each payment or prepayment of principal of any Advances and (b) the name of the person making notations with respect to (a) and (b). No failure to so record or any error in so recording shall affect the obligation of the Maker to repay the Advances hereunder, as provided in this Note, and the outstanding principal balance of the Advances as set forth in Schedule I shall be presumed to be correct.

9. Assignment. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

10. Miscellaneous.

(a) Any notice or other communication required or permitted to be given under this Note will be sufficient if it is in writing, sent to the applicable address set forth below (or as otherwise specified by any party by notice to the other parties in accordance with this Section 10(a)) and delivered personally, mailed by certified or registered first-class mail or sent by recognized overnight courier, postage prepaid, and will be deemed given (i) when so delivered personally, (ii) if mailed by certified or registered first-class mail, three business days after the date of mailing, or (iii) if sent by recognized overnight courier, one day after the date of sending.

if to the Payee:

Finfront Holding Company.
111 North Bridge Road, #15-01
Peninsula Plaza, Singapore 179098
Attention: Liang Lu
Email: leo@bitfufu.com

with a copy to (which shall not constitute notice);

Wilson Sonsini Goodrich & Rosati
Professional Corporation
Unit 2901, 29F, Tower C, Beijing Yintai Centre
No. 2 Jianguomenwai Avenue
Chaoyang District, Beijing 100022
The People’s Republic of China
Attention: Dan Ouyang, Esq./Ronnie K. Li, Esq.
Email: douyang@wsgr.com/keli@wsgr.com

if to the Maker:

Arisz Acquisition Corp.
c/o MSQ Ventures
12 East 49th Street, 17th Floor
New York, NY 10017
Attn: Ms. Fang Hindle-Yang
Email: Hindleyang@ariszacquisition.com

with a copy to (which shall not constitute notice):

Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attn: Mitchell Nussbaum
Email: mnussbaum@loeb.com

(b) There shall be a grace period of ten (10) days in the payment of all sums due under this Note and the performance of the Maker’s other obligations hereunder. All payments shall be made in lawful money of the United States of America, in immediately available funds.

(c) This Note shall be binding upon and inure to the benefit of the Maker and the Payee and their respective successors and permitted assigns (in the case of the Payee, permitted registered assigns), and shall not be assigned by the Maker or the Payee without the prior written consent of the other party.

(d) THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

(e) Any term of this Note may be amended or modified or the observance of any term of this Note may be waived (either generally or in a particular instance) only with the written consent of the Maker and the Payee.

(f) The terms and provisions of this Note are severable. In the event of the unenforceability or invalidity of any one or more of the terms, covenants, conditions or provisions of this Note under federal, state or other applicable law, such unenforceability or invalidity shall not render any other term, covenant, condition or provision hereunder unenforceable or invalid.

[Signature page follows]

IN WITNESS WHEREOF, the Maker has duly executed and delivered this Note as of the day and year first written above.

MAKER

ARISZ ACQUISITION CORP

By:	/s/ Fang Hindle-Yang
Name:	Fang Hindle-Yang
Title:	Chief Executive Officer

ACCEPTED AND AGREED:

PAYEE

FINFRONT HOLDING COMPANY

By:	/s/ LU Liang
Name:	LU Liang
Title:	Director

SCHEDULE I

Date of Advance	Amount of Advance	Notations Made By
October 26, 2022	$740,000
January 26, 2023	$740,000
April 26, 2023	$740,000